Exhibit 99.5
, 2010
EXCHANGE AGENT AGREEMENT
The Bank of New York Mellon Trust Company, N.A.
601 Travis Street, 16th Floor
Houston, Texas 77002
Attention: Julie Hoffman-Ramos
Ladies and Gentlemen:
     Parker Drilling Company, a Delaware corporation (the “Company”), proposes to make an offer (the “Exchange Offer”) to exchange up to $300,000,000 in aggregate principal amount of its outstanding 9 1/8% Senior Notes due 2018, issued under the Indenture dated as of March 22, 2010, between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Old Securities”), for new 9 1/8% Senior Notes due 2018 bearing substantially identical terms (the “New Securities”). The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus, dated      , 2010 (the “Prospectus”), included in the Company’s Registration Statement on Form S-4 (File No. 333-[           ]). The Old Securities and the New Securities are collectively referred to herein as the “Securities.”
     The Company hereby appoints The Bank of New York Mellon Trust Company, N.A. to act as exchange agent (the “Exchange Agent”) in connection with the Exchange Offer. References hereinafter to “you” shall refer to The Bank of New York Mellon Trust Company, N.A.
     The letter of transmittal accompanying the Prospectus (the “Letter of Transmittal”) or, in the case of book-entry securities, the Automated Tender Offer Program (“ATOP”) of the Book-Entry Transfer Facility (as defined below), is to be used by the holders of the Old Securities to accept the Exchange Offer and contains instructions with respect to the delivery of certificates for Old Securities tendered in connection therewith. The Exchange Offer will expire at 5:00 p.m., New York City time, on [          ], 2010, or on such subsequent date or time to which the Company may extend the Exchange Offer (the “Expiration Date”). Subject to the terms and conditions set forth in the Prospectus, the Company expressly reserves the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving oral (confirmed in writing as promptly as practicable) or written notice to you before 9:00 a.m., New York City time, on the first business day following the previously scheduled Expiration Date.
     The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Securities not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified in the Prospectus under the caption “The Exchange Offer—Conditions.” The Company will give oral (confirmed in writing as promptly as practicable thereafter) or written notice of any amendment, termination or nonacceptance to you as promptly as practicable.

     In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:
     1. You shall perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned “The Exchange Offer” or as specifically set forth herein; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing.
     2. You shall establish a book-entry account with respect to the Old Securities at The Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Exchange Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility’s systems may make book-entry delivery of the Old Securities by causing the Book-Entry Transfer Facility to transfer such Old Securities into your account in accordance with the Book-Entry Transfer Facility’s procedure for such transfer.
     3. You shall examine each of the Letters of Transmittal and certificates for Old Securities (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility) and any other documents delivered or mailed to you by or for holders of the Old Securities to ascertain whether: (a) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein; and (b) the Old Securities have otherwise been properly tendered. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or any of the certificates for Old Securities are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you shall endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be reasonably necessary or advisable to cause such irregularity to be corrected.
     4. With the approval of the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Senior Vice President, any Vice President, the Corporate Controller, or the Treasurer of the Company (such approval, if given orally, to be confirmed in writing as promptly as practicable), or any other party designated in writing by any such officer, you are authorized to waive any irregularities in connection with any tender of Old Securities pursuant to the Exchange Offer.
     5. Tenders of Old Securities may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned “The Exchange Offer—Procedures for Tendering,” and Old Securities may be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.
     Notwithstanding the provisions of this Section 5, Old Securities that the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Senior Vice President, any Vice President, the Corporate Controller, or the Treasurer of the Company approves as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, shall be confirmed in writing as promptly as practicable).

     6. You shall advise the Company with respect to any Old Securities tendered or received subsequent to the Expiration Date and accept its instructions with respect to disposition of such Old Securities.
     7. You shall accept tenders:
          (a) in cases where the Old Securities are registered in two or more names, only if signed by all named holders;
          (b) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity, only when proper evidence of his or her authority so to act is submitted; and
          (c) from persons other than the registered holder of Old Securities, provided that customary transfer requirements, including payment of any applicable transfer taxes, are fulfilled.
     You shall accept partial tenders of Old Securities where so indicated and as permitted in the Letter of Transmittal, deliver certificates for Old Securities to the registrar for split-up, and return any untendered Old Securities to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.
     8. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will notify you (such notice, if given orally, to be confirmed in writing as promptly as practicable) of its acceptance, promptly after the Expiration Date, of all Old Securities properly tendered and you, on behalf of the Company, shall exchange such Old Securities for New Securities and cause such Old Securities to be cancelled. Delivery of New Securities may be made on behalf of the Company by you at the rate of $1,000 principal amount of New Securities for each $1,000 principal amount of the corresponding series of Old Securities tendered promptly after notice (such notice, if given orally, to be confirmed in writing as promptly as practicable) of acceptance of said Old Securities by the Company; provided, however, that in all cases, Old Securities tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Old Securities (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees or an agent’s message in the case of book-entry transfers, certificates for such New Securities duly executed on behalf of the Company, and any other required documents. You may issue New Securities only in a principal amount of an integral multiple of $1,000 with a minimum denomination of $2,000.
     9. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Old Securities tendered pursuant to the Exchange Offer may be withdrawn at any time at or prior to the Expiration Date.
     10. The Company will not be required to exchange any Old Securities tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the

Company not to exchange any Old Securities tendered will be given (if given orally, to be confirmed in writing as promptly as practicable) by the Company to you.
     11. If, pursuant to the Exchange Offer, the Company does not accept for exchange all or part of the Old Securities tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption “The Exchange Offer—Conditions,” or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer return those certificates for unaccepted Old Securities (or effect appropriate book-entry transfer) together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them.
     12. No certificates for reissued Old Securities, unaccepted Old Securities, or for New Securities may be prepared or distributed unless the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Senior Vice President, any Vice President, the Corporate Controller, or the Treasurer of the Company notifies you in writing that it elects to cause the issuance of a certificated Security. If you are so notified of any such election and a supply of certificated Securities is delivered to you, you shall forward any such certificate for reissued Old Securities, unaccepted Old Securities, or for New Securities by first class mail.
     13. You are not authorized to pay or offer to pay any concessions, commissions, or solicitation fees to any broker, dealer, bank, or other persons or to engage or utilize any person to solicit tenders.
     14. As Exchange Agent hereunder you:
          (a) will not be liable for any action or omission to act unless the same constitutes your own gross negligence, willful misconduct, or bad faith, and in no event will you be liable to a securityholder, the Company, or any third party for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profits) arising in connection with this Agreement regardless of the form of action;
          (b) will have no duties or obligations other than those specifically set forth herein, in the section of the Prospectus captioned “The Exchange Offer,” or as may be subsequently agreed to in writing between you and the Company;
          (c) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value, or genuineness of any of the certificates or the Old Securities represented thereby deposited with you pursuant to the Exchange Offer, and will not be required to make and shall not make any representation as to the validity, value or genuineness of the Exchange Offer;
          (d) will not be obligated to take any legal action hereunder that might in your reasonable judgment involve any expense or liability, unless you have been furnished with reasonable indemnity;
          (e) may conclusively rely on and will be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram, or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed or presented by the proper person or persons;
          (f) may act upon any tender, statement, request, document, agreement, certificate, or other instrument not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you in good faith believe to be genuine or to have been signed or presented by the proper person or persons;
          (g) may conclusively rely on and will be protected in acting upon written instructions or oral instructions (unless written instructions are required pursuant to this Agreement) from the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Senior Vice President, any Vice President, the Corporate Controller, or the Treasurer of the Company, or any other party designated in writing by any of the foregoing officers;
          (h) may consult with counsel of your selection with respect to any questions relating to your duties and responsibilities and the advice or opinion of such counsel will be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the advice or opinion of such counsel; and
          (i) will in no event be responsible or liable for any failure or delay in the performance of your obligations under this Agreement arising out of or caused by, directly or indirectly, forces beyond your reasonable control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes, or acts of God, and interruptions, loss or malfunctions of utilities, communications, or computer (software or hardware) services; and
          (j) shall not advise any person tendering Old Securities pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Securities.
     15. You shall take such action as may from time to time be requested by the Company (and such other action as you may reasonably deem appropriate) to furnish copies of the Prospectus, Letter of Transmittal, and the Notice of Guaranteed Delivery (as defined in the Prospectus), or such other forms as may be approved from time to time by the Company, to all persons requesting such documents, and accept and comply with requests for information relating to the Exchange Offer, provided that such information may relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Company will furnish you with copies of such documents on your request. You shall direct all other requests for information relating to the Exchange Offer to the Company, Attention: David W. Tucker.
     16. Up to and including the Expiration Date, you shall daily (and more frequently during the week immediately preceding the Expiration Date if otherwise reasonably requested) advise David W. Tucker, Treasurer of the Company, William S. Anderson of Bracewell & Giuliani LLP, counsel for the Company, and any other person or persons that the Company may request, by electronic or facsimile transmission, as to the number of Old Securities that have been tendered pursuant to the Exchange Offer and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, upon oral request made from time to time prior to the Expiration Date, you shall cooperate in making available to the Company and any other person or persons that the Company may request such other information as the Company may reasonably request. Such cooperation includes, without limitation, granting the Company and such person or persons that the Company may request access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Company has received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. You shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Old Securities tendered, and the aggregate principal amount of Old Securities accepted, and deliver said list to David W. Tucker, Treasurer of the Company, with a copy to William S. Anderson of Bracewell & Giuliani LLP.
     17. Letters of Transmittal and Notices of Guaranteed Delivery shall be stamped by you as to the date and, after the expiration of the Exchange Offer, the time, of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities. You shall dispose of unused Letters of Transmittal and other surplus materials by returning them to the Company.
     18. For services rendered as Exchange Agent hereunder, you will be entitled a fee of $7,500.00 relating to the Exchange Offer and reimbursement for any reasonable out-of-pocket expenses incurred by you in performing the services described herein, including the reasonable fees or disbursements of your legal counsel. The provisions of this section will survive the termination of this Agreement.
     19. You hereby acknowledge receipt of the Prospectus and the Letter of Transmittal. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, will be resolved in favor of the latter two documents, except with respect to your duties, liabilities and indemnification as Exchange Agent, which will be controlled by this Agreement.
     20. (a) The Company covenants and agrees to indemnify and hold you harmless against any and all loss, liability, claim, damage, cost, or expense, including reasonable attorneys’ fees and expenses, on account of any action taken or omitted to be taken by you in connection with your acceptance of, or performance of your duties under, this Agreement and the documents related thereto. This indemnification shall survive the release, discharge, termination, and/or satisfaction of this Agreement. Anything in this Agreement to the contrary notwithstanding, the Company shall not be liable for indemnification or otherwise for any loss, liability, claim, damage, cost, or expense to the extent arising out of your gross negligence, willful misconduct, or bad faith. You shall notify the Company, by letter or facsimile transmission, of the written assertion of a claim against you or of any other action commenced against you, promptly after you have received any such written assertion or have been served with a summons in connection therewith. If the Company is prejudiced by your failure to comply with the preceding sentence, the Company will not be liable under this indemnification provision with respect to any claims against you. The Company will be entitled to participate at its own expense in the defense of any such claim or other action and, if the Company so elects, the Company will assume the defense of any pending or threatened action against you in respect of which indemnification may be sought hereunder. In the event that the Company assumes the defense of any such action, the Company will not be liable for the fees and expenses of any additional counsel thereafter retained by you, so long as the Company retains counsel reasonably satisfactory to you to defend such suit and so long as you have not determined, in your reasonable judgment based upon the written advice of your legal counsel, that representation of both parties by the same legal counsel would not be appropriate due to actual or potential conflicting interests between the parties. It is understood that the Company will not be liable under this paragraph for the fees and disbursements of more than one legal counsel at any one time for you.
          (b) You agree that, without the prior written consent of the Company (which consent shall not be unreasonably withheld), you will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceedings in respect of which indemnification could be sought in accordance with the indemnification provisions of this Agreement (whether or not you or the Company or any of its directors, officers and controlling persons are actual or potential parties to such claim, action or proceeding).
     21. You shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service.
     22. You shall deliver or cause to be delivered, in a timely manner to each governmental authority to which any transfer taxes are payable in respect of the exchange of Old Securities, a Company check in the amount of all transfer taxes so payable; provided, however, that you shall reimburse the Company for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you.
     23. This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto. The Company and you hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceedings arising out of or relating to this Agreement, the Securities or the transactions contemplated hereby.
     24. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original and all of which together shall constitute one and the same agreement.
     25. In case any provision of this Agreement is found to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired thereby.
     26. This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled, or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.
     27. Unless otherwise provided herein, all notices, requests, and other communications to any party hereunder must be in writing (including facsimile or similar writing) and must be given to such party, addressed to it, at its address or facsimile number set forth below:
If to the Company:
Parker Drilling Company
5 Greenway Plaza, Suite 100
Houston, Texas 77046
Facsimile: (281) 406-2193
Attention: Jon-Al Duplantier
     With a copy to:
Bracewell & Giuliani LLP
711 Louisiana Street, Suite 2300
Houston, Texas 77046
Facsimile: (713) 437-5370
Attention: William S. Anderson
     If to the Exchange Agent:
The Bank of New York Mellon Trust Company, N.A.
601 Travis Street, 16th Floor
Houston, Texas 77002
Facsimile: (713) 483-6954
Attention: Julie Hoffman-Ramos
     28. This Agreement will terminate upon the earlier of (a) the 90th day following the expiration, withdrawal, or termination of the Exchange Offer; (b) the close of business on the date of actual receipt of written notice by you from the Company stating that this Agreement is terminated; (c) one year following the date of this Agreement; or (d) the time and date on which this Agreement is terminated by mutual consent of the parties hereto, but the provisions of Sections 18 and 20 will survive the termination of this Agreement.
     29. This Agreement is binding and effective as of the date hereof.
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     Kindly indicate your willingness to act as Exchange Agent and your acceptance of the foregoing provisions by signing in the space provided below for that purpose and returning to the Company a copy of this Agreement so signed whereupon this Agreement and your acceptance will constitute a binding agreement between you and the Company.

Very truly yours, PARKER DRILLING COMPANY
By:
Name:
Title:

ACCEPTED AND AGREED
to as of the date first written above,
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

By:
Name:
Title:

Signature Page to Exchange Agent Agreement